EXHIBIT 11
                                   ----------

                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)


                                            For the Three Months Ended May 31,
                                         ---------------------------------------
                                               2000                  1999
                                         -----------------     -----------------
                                          Basic    Diluted      Basic    Diluted
                                         -------   -------     -------   -------
Income applicable to common shares       $17,902   $17,902     $10,846   $10,846
                                         =======   =======     =======   =======
Shares:
Weighted average common shares
  outstanding                             18,230    18,230      17,977    17,977
Adjustments:
  Stock options                             -          368        -          470
                                         -------   -------     -------   -------
Adjusted weighted average common
  shares outstanding                      18,230    19,598      17,977    18,447
                                         =======   =======     =======   =======
Earnings per common share                $  0.98   $  0.96     $  0.60   $  0.59
                                         =======   =======     =======   =======